As filed with the Securities and Exchange Commission on January 28, 2003

                                                     Registration No. 333-102352
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       To
                             REGISTRATION STATEMENT
                                      Under
                                   SCHEDULE B
                                       Of
                           The Securities Act of 1933

                                   -----------

                                Republic of Chile


                              (Name of Registrant)

                                   -----------


                            Jorge Valenzuela Jorquera
                     General Consul of the Republic of Chile
                       886 United Nations Plaza, Suite 601
                            New York, New York 10017

                 (Name and address of Authorized Representative
                     of the Registrant in the United States)
                                   -----------

            It is requested that copies of notices and communications
             from the Securities and Exchange Commission be sent to:



           William F. Gorin                            Stuart K. Fleischmann
  Cleary, Gottlieb, Steen & Hamilton                    Shearman & Sterling
          One Liberty Plaza                            599 Lexington Avenue
       New York, New York 10006                      New York, New York 10022

                                    -----------


            Approximate date of commencement of proposed sale to the
           public: From time to time after this Registration Statement becomes effective.



         The securities being registered are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.





================================================================================

                                    CONTENTS

     This Amendment No. 2 to Registration Statement No. 333-102352 comprises:

     (1)  The facing sheet.

     (2)  The following exhibits:

          A. Opinion of Alcaino, Rodriguez & Sahli, special Chilean counsel to Chile, with respect to the legality of the 5.50% Bonds due 2013 of the Republic of Chile.

          B. Opinion of Cleary, Gottlieb, Steen & Hamilton, special New York Counsel to Chile, with respect to the legality of the 5.50% Bonds due 2013 of the Republic of Chile.

          C. Names and addresses of underwriters of the 5.50% Bonds due 2013 of the Republic of Chile.

          D.   Consent of Alcaino, Rodriguez & Sahli (included in Exhibit A).

          E. Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit B).

                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, the Republic of Chile, has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Chile on the 28th day of January, 2003.




                                     By:   /s/ Heinz P. Rudolph
                                           ------------------------------------
                                           Heinz P. Rudolph,*
                                           Director of International Finance
                                           Ministry of Finance
                                           Republic of Chile



-----------------
* Consent is hereby given to the use of his name in connection with the information specified in this registration statement or amendment to have been supplied by him and stated on his authority.

                     SIGNATURE OF AUTHORIZED REPRESENTATIVE

         Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in the City of New York, New York, on the 28th day of January, 2003.




                                     By:   /s/ Jorge Valenzuela J.
                                           -------------------------------------
                                           Jorge Valenzuela J.
                                           Consul General of Chile in New York

                                  EXHIBIT INDEX


----------------------------------------------------------------------------------------------------------
    Exhibit                                                                                   Page No.
----------------------------------------------------------------------------------------------------------
       A.      Opinion of Alcaino, Rodriguez & Sahli, special Chilean counsel to Chile, with respect to the legality of the 5.50% Bonds due
               2013 of the Republic of Chile.
----------------------------------------------------------------------------------------------------------
       B.      Opinion of Cleary, Gottlieb, Steen & Hamilton, special New
               York Counsel to Chile, with respect to the legality of the
               5.50% Bonds due 2013 of the Republic of Chile.
----------------------------------------------------------------------------------------------------------
       C.      Names and addresses of underwriters of the 5.50% Bonds
               due 2013 of the Republic of Chile.
----------------------------------------------------------------------------------------------------------
       D.      Consent of Alcaino, Rodriguez & Sahli (included in Exhibit A).
----------------------------------------------------------------------------------------------------------
       E.      Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit B).
----------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT A



                   [Letterhead of Alcaino / Rodriguez / Sahli]



                                                                January 22, 2003



                                                Writer's Direct Telephone Number
                                                                  +56 2 380 8101

                                                         Writer's E-Mail Address
                                                                alcainod@arys.cl





Mr. Nicolas Eyzaguirre
Minister
Finance Ministry
Republic of Chile
Teatinos 120, 12th Floor
Santiago
CHILE
-----


               Re.:  U.S.$ 1,000,000,000 Chile's 5.50% Bonds due 2013 Issuance.
                     ---------------------------------------------------------

Dear Mr. Minister Eyzaguirre:

                  We have acted as special Chilean counsel to the Republic of Chile (the "Republic" or "Chile") in connection with the Chile's offering, pursuant to registration statements (Nos. 333-13974 and 333-102352) as filed with the Securities and Exchange Commission (the "Commission") under Schedule B of the Securities Act of 1933, as amended (the "Securities Act"), of U.S.$ 1,000,000,000 aggregate principal amount of Chile's 5.50% Bonds due 2013 (the "Securities"), pursuant to an amended and restated fiscal agency agreement, dated as of January 15, 2003 (the "Fiscal Agency Agreement"), between Chile and JPMorgan Chase Bank, as fiscal agent (the "Fiscal Agent"). Such registration statements, as amended when they most recently became effective, are herein called the "Registration Statements."

                  In arriving at the opinions expressed below, we have reviewed the following documents:

                  (a) the Registration Statements, the related prospectus dated January 7, 2003 (the "Prospectus");

                  (b) the prospectus supplement dated January 8, 2003 relating to the Securities (the "Prospectus Supplement"), as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

                  (c) a copy of the Fiscal Agency Agreement;

                  (d) the Securities, in the form of one or more global certificates dated January 15, 2003, in the aggregate principal amount of $1,000,000,000, executed by the Republic and authenticated by the Fiscal Agent;

                  (e) a copy of the Authorization Certificate under the Fiscal Agency Agreement, dated January 15, 2003, pursuant to which the terms of the Securities were established; and

                  (f) all the relevant provisions of the laws and orders of the Republic, including but not limited to the following:

                    (i) the Constitucicion Politica de la Republica de Chile
               (Constitution of the Republic) dated 1980, as amended (the "Constitution");

                    (ii) Decreto Ley No. 263 (Decree Law No. 1,263) dated
               November 21, 1975, as amended, providing for the rules of administration and governance of the Republic;

                    (iii) Decreto Ley No. 2.349 (Decree Law No. 2,349) dated
               October 13, 1978, as amended, on sovereign immunity of the Chilean State;

                    (iv) Ley No. 19.842 (Law No. 19,842) dated December 2, 2002;
               and

                    (v) Decreto Supremo No. 1 (Supreme Decree No. 1), issued by the Ministerio de Hacienda of the Republic (Ministry of Finance) and published in the Diario Oficial (Oficial Gazette) of January 8, 2002.

                  In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

                  In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified that all signatures on all such agreements and documents are genuine.

                  Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that that under and with respect to the present laws and regulations of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication ("refrendacion") by the Contralor General of the Republic (Comptroller General) (or his/her representative designated in accordance with the Supreme Decree mentioned above), constitute valid and legally binding obligations of the Republic enforceable against the Republic in accordance with the terms thereof entitled to the benefits of the Fiscal Agency Agreement.

                  In giving the foregoing opinion, we have assumed that the Republic and each other party to the Fiscal Agency Agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement enforceable against it (except that no such assumption is made as to the Republic regarding matters of Chilean law).

                  The foregoing opinions are limited to the Chilean law. In particular, to the extent that the law of the United States of America and/or the law of the State of New York is relevant to the opinions expressed above, we have, without making any independent investigation, assumed the correctness of, and our opinion is subject to any qualifications, assumptions and exceptions set forth in, the opinion of Cleary, Gottlieb, Steen & Hamilton, special New York counsel to the Republic, dated as of the date hereof and included as Exhibit B to Post-Effective Amendment No. 2 to the Registration Statement No. 333-102352.

                  We hereby consent to the filing of this opinion as an exhibit to the Republic's Registration Statement No. 333-102352, filed on even date herewith, and to the reference to our name under the caption "Validity of the Securities" in the prospectus and under the caption "Validity of the Securities" in the Final Prospectus Supplement.

                  In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term "expert" as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

                                Very truly yours,


                                /s/ Alfredo Alcaino
                                ---------------------------
                                Alcaino / Rodriguez / Sahli
                                Alfredo Alcaino, a partner

                                                                       EXHIBIT B



               [Letterhead of Cleary, Gottlieb, Steen & Hamilton]



                                            Writer's Direct Dial: (212) 225-2510


                                                                January 21, 2003

Ministry of Finance of the Republic of Chile
Teatinos 120, piso 12
Santiago, Chile

Ladies and Gentlemen:

                  We have acted as special New York counsel to the Republic of Chile (the "Republic" or "Chile") in connection with the Chile's offering, pursuant to registration statements (Nos. 333-13974 and 333-102352) as filed with the Securities and Exchange Commission (the "Commission") under Schedule B of the Securities Act of 1933, as amended (the "Securities Act"), of U.S.$1,000,000,000 aggregate principal amount of Chile's 5.50% Bonds due 2013 (the "Securities"), pursuant to an amended and restated fiscal agency agreement, dated as of January 15, 2003 (the "Fiscal Agency Agreement"), between Chile and JPMorgan Chase Bank, as fiscal agent (the "Fiscal Agent"). Such registration statements, as amended when they most recently became effective, are herein called the "Registration Statements."

                  In arriving at the opinions expressed below, we have reviewed the following documents:

                  (a) the Registration Statements, the related prospectus dated January 7, 2003 (the "Prospectus") and the prospectus supplement dated January 8, 2003 relating to the Securities (the "Prospectus Supplement"), as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

                  (b)      an executed copy of the Fiscal Agency Agreement;

                  (c) the Securities, in the form of one or more global certificates dated January 15, 2003, in the aggregate principal amount of $1,000,000,000, executed by the Republic and authenticated by the Fiscal Agent; and

                  (d) an executed copy of the Authorization Certificate under the Fiscal Agency Agreement, dated January 15, 2003, pursuant to which the terms of the Securities were established.

                  In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

                  In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Chilean law and (ii) that all signatures on all such agreements and documents are genuine.

                  Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities constitute valid, binding and enforceable obligations of the Republic, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors' rights.

                  In giving the foregoing opinion, we have assumed that the Republic and each other party to the Fiscal Agency Agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York). In addition, we note that the enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement and the Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

                  The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York. In particular, to the extent that the law of Chile is relevant to the opinions expressed above, we have, without making any independent investigation, assumed the correctness of, and our opinion is subject to any qualifications, assumptions and exceptions set forth in, the opinion of Alcaino, Rodriguez & Sahli, special Chilean counsel to the Republic, dated as of the date hereof and included as Exhibit A to Post-Effective Amendment No. 2 to Registration Statement No. 333-102352.

                  We hereby consent to the filing of this opinion as an exhibit to Registration Statement No. 333-102352 and to the references to us under the heading "Validity of the Securities" in the Prospectus and under the heading "Validity of the Bonds" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

                                         Very truly yours,

                                         CLEARY, GOTTLIEB, STEEN & HAMILTON



                                         By  /s/ William F. Gorin
                                            --------------------------------
                                             William F. Gorin, a Partner

                                                                       EXHIBIT C

5.50% Bonds due 2013 - Names and Addresses of Underwriters

Deutsche Bank Securities Inc.
31 West 52nd Street
New York, New York 10019

J.P. Morgan Securities Inc.
270 Park Avenue
 New York, New York 10017

Credit Suisse First Boston Corporation
One Madison Avenue
New York, NY 10010

Dresdner Bank AG London Branch
c/o Dresdner Bank Aktiengesellschaft,
Juergen-Ponto-Platz 1, D-60301
Frankfurt am Main, Germany

Santander Central Hispano Investment Securities Inc.
45 East 53rd Street
New York, NY 10022